EX: 10.23

EXECUTION VERSION

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, Massachusetts 02138

December 5, 2018

Daniel R. Morrison

Optima Bank & Trust Company Two Harbour Place Portsmouth, NH 03801

Dear Dan:

As you know, Cambridge Bancorp (“Cambridge”), Cambridge Trust Company (the “Company”), and Optima Bank & Trust Company (“Optima”) have entered into negotiations for Cambridge’s acquisition of Optima pursuant to an Agreement and Plan of Merger (such acquisition, the “Transaction” and any such agreement, the “Merger Agreement”). You are critical to Cambridge’s desire to pursue and to consummate the Transaction. Accordingly, it is a material condition to Cambridge’s willingness to complete the Transaction that you accept this offer of employment, and Cambridge is relying on your commitment to join and to continue with Cambridge and its subsidiaries after the consummation of the Transaction.

The following terms and conditions of employment will completely replace and supersede any previous employment, compensation, change in control, or severance agreement executed between you and Optima (including but not limited to the Employment Agreement by and between you and Optima, dated December 21, 2007 and as amended December 18, 2008); provided, however, that nothing herein is intended to impact the terms and conditions of (i) the Settlement Agreement by and among Cambridge, the Company, Optima, and you, delivered concurrently herewith or (ii) the Change in Control Agreement by and between Cambridge and you, delivered concurrently herewith (the “Change in Control Agreement”). Contingent on the successful consummation of the Transaction, the following terms and conditions of employment will become effective as of the “Effective Date” as defined in the Merger Agreement (the “Effective Date”).

Commencing as of the Effective Date, I am pleased to offer you employment with the Company. You will serve as the CEO of Cambridge Trust in New Hampshire. This letter confirms our offer of employment and includes details of the financial arrangements.

Your office will be located in Portsmouth, New Hampshire. You will report to Denis Sheahan, the Company’s Chief Executive Officer. You will be expected to devote your full business time and attention to your duties and responsibilities on behalf of the Company.

For your services, we will provide you with the following compensation and benefits, all of which shall be subject to all applicable taxes and withholdings.

1.

Base Salary. For your first year of employment with the Company, you will be paid a base salary at the annualized rate of $290,000. The base salary will be paid in accordance with our regular payroll practices.

2.

Bonus. For your first year of employment with the Company, you will be eligible to receive an annual performance-based bonus of up to 35% of your base salary (your “Target Incentive Opportunity”) based upon achievement of targeted, agreed-upon goals, both Company-wide and individual. Your actual annual performance-based bonus shall be determined by the Company, will be paid in a mixture of 50% cash and 50% stock, and may range from no payout for not achieving threshold performance to amounts in excess of the Target Incentive Opportunity for stretch performance. Any actual annual performance-based bonus earned by you for a calendar year will be paid or settled no later than March 15th of the following year.

3.

Benefits. You will be eligible to participate in the various employee benefit plans, programs, and arrangements that the Company may offer to similarly-situated employees from time to time, in accordance with the terms and conditions of those plans, programs, and arrangements.

The foregoing describes the compensation that you will receive during your first year of employment with the Company, but this letter is not a contract or guarantee of employment for any particular period of time. At all times you will be an employee at will, which means that you and the Company are each free to terminate your employment at any time and for any or no reason.

On or after the Effective Date, you will be presented with and asked to execute acknowledgements of receipt and/or agreements to be bound by various Company policies including, without limitation, our Code of Ethics and our Securities Trade and Insider Trading Policy.

You agree that you will not, at any time during or after your employment by the Company, without the Company’s prior consent, reveal or disclose to any person outside of the Company, or use for your own benefit or the benefit of any other person or entity, any confidential information concerning the business or affairs of the Company or its affiliates, or concerning the business or affairs of the Company or its affiliates, or concerning any of their customers, clients, or employees (“Confidential Information”). For purposes of this letter, Confidential information shall include, but shall not be limited to: financial information or plans; sales and marketing information or plans; business or strategic plans; salary, bonus, or other personnel information of any type; information concerning methods of operation; proprietary systems or software; legal or regulatory information; cost and pricing information or policies; information concerning new or potential products or markets; investment models, practices, procedures, strategies, or related information; research and/or analysis; and information concerning new or potential customers. Confidential Information shall not include information falling within the description of Confidential Information that already is available to the public through no unauthorized act of yours and salary, bonus, or other personnel information specific to you, nor should the paragraph be construed so as to interfere with your right to use your general knowledge, experience, memory, and skills, whenever or wherever acquired, in any future employment. Notwithstanding the foregoing, you may comply with legal process; provided however, that if you anticipate making such a disclosure to comply with legal process, you agree to provide the Company with ten (10) days advance written notice or, if such notice is not practicable under the circumstances, with as much written notices as is practicable.

By accepting this offer of employment, you acknowledge that your continued employment with the Company is subject to a successful background check.

Because Federal law requires that you provide us with documentation of your eligibility to work in the United States, this offer is conditioned upon your providing such documentation within three (3) business days of your commencing work.

This offer is also conditioned upon your acceptance of the attached Employee Proprietary Information and Restrictive Covenants Agreement on or prior to the Effective Date (see the attached document).

The interpretation, construction, and performance of this offer letter shall be governed by the laws of the Commonwealth of Massachusetts, excluding laws pertaining to conflicts of law.

By accepting this offer of employment, you represent that you are not under any contractual or other obligation to any other person or entity that would prevent you from performing all of your duties and responsibilities to the Company. To indicate  your acceptance of this offer, please sign and date this offer letter in the space below and return a copy to me by mail or email.

In the event that the Transaction does not close, this offer letter will automatically terminate and have no further force or effect.

*   *   *   *   *

Sincerely,

/s/ Pilar Pueyo

Pilar Pueyo

Senior Vice President, Human Resources Director

I accept employment with Cambridge Trust Company on the terms and conditions stated above.

Daniel R. MorrisonDate

Attachment: Cambridge Trust Company Employee Proprietary Information and Restrictive Covenants Agreement

Sincerely,

Pilar Pueyo

Senior Vice President, Human Resources Director

I accept employment with Cambridge Trust Company on the terms and conditions stated above.

/s/ Daniel R. Morrison	2/5/18
Daniel R. Morrison	Date

Attachment: Cambridge Trust Company Employee Proprietary Information and Restrictive Covenants Agreement

CAMBRIDGE TRUST COMPANY

EMPLOYEE PROPRIETARY INFORMATION AND RESTRICTIVE COVENANTS AGREEMENT

In consideration of my employment with CAMBRIDGE TRUST COMPANY, (the “Company”), my continued employment with the Company, and all other good and valuable consideration, I hereby agree, pursuant to this EMPLOYEE PROPRIETARY INFORMATION AND RESTRICTIVE COVENANTS AGREEMENT (this

“Agreement”), as follows:

1.	NONDISCLOSURE.
1.1

Recognition of Company’s Rights; Nondisclosure. At all times during my employment and at any time thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets may subject me to civil and/or criminal penalties.

1.2

Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know- how, improvements, discoveries, developments, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, rates, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, this Agreement does not restrict my rights to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, or to use my own, skill, knowledge, know-how and experience.

1.3

Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4

No Improper Use of Information of Prior Employers and Others. During my employment, I will not improperly use or disclose  any confidential information or trade secrets, if any, of any former employer, or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I  will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, which is otherwise provided, owned or developed by the Company, or which I otherwise have the legal right to use.

2.RECORDS. I agree to keep and maintain adequate and current records (in the form of notes  and in any other form that may be required by the Company) of all Proprietary Information developed by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

3.DUTYOFLOYALTYDURING EMPLOYMENT. I understand that my employment requires my full attention and effort. I agree that during the period of my employment I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which would conflict with my employment.

4.NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS OR CUSTOMERS. I agree that for the period of my employment and for twelve (12) months after the date my employment ends for any reason, including but not limited to voluntary or involuntary termination, I will not, either directly or through others: (i) solicit or attempt to solicit any employee of the Company, with whom I had contact or whose identity I learned as a result of my employment, to end his or her relationship with the Company; or (ii) solicit any consultant, contractor, strategic partner, or customer of the Company, with whom I had contact or whose identity I learned as a result of my employment, to diminish or materially alter his/her/its relationship with the Company.

The parties agree that for purposes of this Agreement, a customer is any person or entity (x) to which the Company has provided goods or services at any time during the twelve (12) months prior to the end of my employment; or (y) that has contacted the Company or responded to a solicitation by the Company regarding the prospect of the Company providing goods or services to such person or entity during the twelve (12) months prior to the end of my employment.

5.NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and my employment does not and will not breach any agreement or obligation of any kind made prior to my employment, including agreements or obligations I may have with prior employers or entities for which I have provided services. I have not entered into, and I agree I will  not enter into, any agreement or obligation either written or oral in conflict herewith.

6.RETURN OF COMPANY DOCUMENTS. When my employment is terminated (for any reason), I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.LEGAL AND EQUITABLE REMEDIES. I recognize that in the course of my employment, I will have access to Proprietary Information, to Third Party Information, and to employees, consultants, contractors, clients, and customers of the Company. I also recognize that the services I will be employed to provide during my employment are personal and unique. I understand that because of this the Company will sustain irreparable injury if I violate this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.NOTIFICATION OF NEW EMPLOYER. In the event that my employment is terminated (for any reason), I authorize the Company to provide notice of my rights and obligations under this Agreement to my subsequent employer and to any other entity or person to whom I provide services.

10.	GENERAL PROVISIONS.
10.1

Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the state of Massachusetts, without regard to conflicts of laws principles thereof. I hereby expressly consent to the personal jurisdiction of the state and federal courts for the state of Massachusetts in any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2

Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

10.3

Severability and Reformation. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it to be enforceable to the maximum extent compatible with applicable law. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.4

Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of (x) the Company and (y) the Company’s respective successors and assigns.

10.5	Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
10.6	No Guaranteed Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment or non-at-will employment by the Company.
10.7

Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.8

Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signature page follows]

CAMBRIDGE TRUST COMPANY

EMPLOYEE PROPRIETARY INFORMATION AND RESTRICTIVE COVENANTS AGREEMENT

This Agreement shall be effective as of: , 2017

* * * * * *

I have read this agreement carefully and understand its terms. Signed:

Printed Name:

Employee Address/Contact Information:

Personal e-mail:

Personal fax # (if any): ( ) -

Accepted and Agreed To:

Cambridge Trust Company

By:

Printed Name:

Title: